MusclePharm CEO Issues Letter to Shareholders

DENVER, CO--(Marketwire - Feb 15, 2013) - MusclePharm Corporation (OTCQB: MSLP), a nutritional supplement company focused on active lifestyles, is pleased to announce that it has released a letter from its CEO, Bradley J. Pyatt, to update shareholders on the current status of the Company.

Dear Valued MusclePharm Shareholder,

I want to personally thank you for being a MusclePharm Corporation shareholder. We are excited about the future of our Company and this letter outlines our vision and plans for the future.

Over the past three years we achieved exponential product sales growth, growing from around $1.4 million in revenue for 2009, to approximately $78 million in 2012. However, to finance that growth from essentially a startup mode we had to utilize dilutive financing instruments, which were very expensive and hurt our financial performance, and as one would expect, our stock price suffered too. All of us at MusclePharm believe that our market capitalization today is not a valid reflection of our Company's current underlying fundamentals. Below I address how we are proactively addressing our future, which we believe should result in better financial results and a higher stock price as we move forward.

As you probably know, we recently completed a $12.0 million registered direct offering of our Series D Convertible Preferred Stock at $8.00 per share. Each preferred share is convertible into two shares of our common stock. In 2012, we spent considerable time cleaning up the Company's balance sheet and raising other capital to support our growth. In late 2012, we issued 516,308 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 728,648 shares of our common stock. As a result of these warrant conversions and other extinguishments of derivative liabilities, our stockholders' deficit decreased from approximately $11.0 million at June 30, 2012 to approximately $7.3 million at September 30, 2012 and our derivative liabilities decreased from approximately $7.9 million at June 30, 2012 to approximately $25,000 at September 30, 2012. Now, in the first quarter of 2013, after our registered direct offering, we believe we have positioned the Company to continue growing with the proper type of capital structure that will allow us to focus on profitability.

With the proceeds from our recently completed offering we paid off all our mezzanine and short-term debt. We are now debt free. We expect to use the remaining proceeds from the offering to launch new products, seek to expand internationally, and seek to increase our U.S. sales force.

As you also are probably aware, in late 2012 we completed an 850:1 reverse stock split. The reverse split was a necessary step for us to seek a listing on a stock exchange. We expect we will have such a listing this summer after we post our 2013 first quarter results. There are several benefits to being listed on a stock exchange, but the most important is the ability to seek institutional investment in our shares. The institutions that were looking at investing in our Company over the past few years declined for the most part, citing our lack of a stock exchange listing. Going forward, these investors will have the ability to participate in our Company once we are listed on an exchange.

Our Growth Story

In September of 2008, we started MusclePharm out of my garage in Denver, Colorado. Fast-forward to today and we are recognized as a global leader in a multi-billion dollar industry. Our gross revenue increased exponentially as follows*:

$s in millions
2009: $0 - $1
2010: $1 - 4 (300% gain YOY)
2011: $4 - 17 (325% gain YOY)
2012: $17 - 78 (370% gain YOY)

* These numbers have been rounded for ease of reading, and 2012 is unaudited.

In a time when our economy has struggled, we achieved revenue growth of approximately 300%+ year over year. We project we will increase our gross revenues in 2013 to over $100 million.

At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; we received (i) the "Brand of the Year" award, (ii) the "Packaging of the Year" award, and (iii) the "Pre-Workout Supplement of the Year" award for Assault™. On top of that, we've won over 15 other industry awards since our inception.

Our headquarters in Denver, Colorado has a state-of-the-art over 30,300 square feet athletic facility with a medical and clinical testing department, complete with equipment for measuring and conducting athletic clinical studies and supporting athletes. Our medical and clinical professionals consist of several nationally recognized medical doctors and nutritional experts who oversee our product research, formulation, efficacy analysis and testing. It also serves as a place for some of the world's top athletes to come and train and be educated on the latest nutritional advancements that we have under development.

Our primary growth strategy is to:

•	Increase our product distribution and sales through increased market penetrations both domestically and internationally;

•	Increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

•	Continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

•	Increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the "must have" fitness brand for workout enthusiasts and elite athletes. We seek to be known as the "athlete's company," run by athletes who create their products for other athletes, both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

In addition:

•	Our products are currently sold in over 110 countries, with the goal of reaching 175 countries in the next few years

•	Our products are available in over 10,500 U.S. retail outlets with the goal of reaching 20,000+ in the next few years

•	Retail stores include GNC and Vitamin Shoppe, as well as over 100 online stores, including Bodybuilding.com, Vitacost.com, GNC.com, Amazon.com, SupplementWarehouse.com, AllStarHealth.com, LuckyVitamin.com, Dick's Sporting Goods, and many more

We recently renegotiated our terms with our manufacturers and have refined our distribution model, and as a result, we should experience better sales margins. On top of this, we have reviewed our operating costs and are cutting several non- essential expenses. We also recently launched a new product called Amino1. To date, it is the fastest growing product (sku) we have ever had here at MusclePharm.

Finally, in mid 2012, we hired an experienced CFO, Gary Davis, who most recently served as executive vice president and CFO for Bodybuilding.com for almost six years. Bodybuilding.com is a world leader in sports fitness and nutritional supplements and is a very large website for nutritional products. Gary's experience includes extensive experience as a chief financial officer with strengths in external and management reporting and analysis, accounting, tax, treasury, human resources and risk management functions in public and private companies along with the dietary supplement industry. He provides strength and direction for the demands and growth of MusclePharm.

Going from no revenues to over $78 million in less than four years was impressive growth, but all of us here at MusclePharm have the goal of reaching $500 million in annual sales -- but only at a profitable level. We are excited about focusing on our core business without the after effects of burdensome financings.

If you have any questions regarding our Company, please feel free to contact me directly or our office at the numbers listed below.

Sincerely,

Brad Pyatt
Chief Executive Officer

ABOUT MUSCLEPHARM CORPORATION

MusclePharm is a healthy lifestyle company that develops and manufactures nutritional supplements that address active lifestyles, including muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. The products are formulated through a six-stage research process using the expertise of leading nutritional scientists. MusclePharm's products are sold to consumers in more than 110 countries and available in over 10,500 U.S. retail outlets, including Dick's Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. MusclePharm products also are sold through more than 100 online channels globally, including bodybuilding.com, amazon.com and vitacost.com. For more information, please visit www.musclepharm.com.

FORWARD-LOOKING STATEMENTS
This release and the letter herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact Information

Contact:
MusclePharm Investor

The Del Mar Consulting Group, Inc.
Robert B. Prag
President
Telephone: 858-794-9500
Email: Email Contact

or

Alex Partners, LLC
Scott Wilfong
President
Telephone: 425-242-0891
Email: Email Contact